IMMUCOR, INC.

EXHIBITS


Exhibit 11.1  Statement  re  computation of per share earnings.

Income per share calculations:
                                 Three Months Ended        Nine Months Ended
                                 Feb. 28,     Feb. 28,    Feb. 28,   Feb. 28,
                                   1995        1994         1995        1994


Net income                       $719,980    $185,975   $1,856,569   $1,185,991

weighted average number of common
shares and common share
equivalents are as follows:

Weighted average common shares
  outstanding                    7,695,081   7,729,088    7,692,914   7,659,285

Shares issued from assumed
 exercise of options and warrants   51,637     118,716       63,677     171,731

Weighted average number of shares
  outstanding (as adjusted)      7,746,718   7,847,804    7,756,591   7,831,016


Net income per common
  and common equivalent share        $0.09       $0.02        $0.24       $0.15
                                     =====       =====        =====       =====

Note: shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for options and warrents in 1995 and 1994, APB 15, paragraph 36.

There is no significant difference between primary and fully diluted per share amounts.